CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
grayscale solana trust (SOL)

This Certificate of Amendment to the Certificate of Trust of Grayscale Solana Trust (SOL) (the “Trust”) is being duly executed and filed, to amend the Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust amended hereby is Grayscale Solana Trust (SOL).

2. Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Grayscale Solana Trust ETF.

3. Effective Date. This Certificate of Amendment shall be effective as of 4:01pm, New York City time, on October 28, 2025.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By: /s/ James Grier

Name: James Grier

Title: Vice President